Exhibit 99.1
Marine Petroleum Trust
MARINE PETROLEUM TRUST
ANNOUNCES THIRD QUARTER CASH DISTRIBUTION
     DALLAS, Texas, August 19, 2011 — Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.540043 per unit, payable on September 28, 2011, to unitholders of record on August 31, 2011. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at
http://www.marps-marinepetroleumtrust.com/.
     This distribution of $0.540043 per unit is higher than the $0.414827 per unit distributed last quarter. As compared to the previous quarter, the price of oil and the volume of oil produced has shown an increase while the volume of natural gas produced has shown a decrease and the price of natural gas remained unchanged. This distribution is higher than the $0.374810 per unit distributed in the comparable quarter in 2010. As compared to the comparable quarter in 2010, the price of oil and the volume of oil produced and included in the current distribution has shown an increase while the price of natural gas and the volume of natural gas produced and included in the current distribution has shown a decrease.
     Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.
* * *

Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free—1.800.985.0794